Exhibit (10)(ci)

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into between Met Pro Corporation, and all its past and present subsidiaries, related, and affiliated companies; all its and their present or past officers, directors, agents and employees (collectively, the “Company”) and Gary J. Morgan (“Executive”).

WHEREAS, Executive has been employed by the Company as its Senior Vice President, Chief Financial Officer, Secretary and Treasurer and has served as a director of the Company;

WHEREAS, Executive’s employment with the Company will end on April 30, 2012, as set forth below;

WHEREAS, Executive and the Company voluntarily enter into this Agreement to assist Executive with transition to new employment and to resolve all issues between them;

NOW, THEREFORE, Executive and the Company, intending to be legally bound, and for and in consideration of the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1)
Executive’s last day of employment, and his last day of service as a director, will be April 30, 2012 (the "Termination Date"), and on the Termination Date (if not earlier, as provided in the following sentence), Executive shall be deemed to have resigned from all positions with the Company and all of its direct and indirect subsidiaries, including as an officer, director, administrator, trustee, et al.  Executive agrees to comply with any request by the Company that Executive resign as a director prior to the Termination Date.  Except as specifically provided herein, Executive's eligibility for all salary and benefits will cease on the Termination Date.  Upon reasonable notice, Executive shall be granted reasonable paid leave up to April 30, 2012  to attend job interviews which time will not be counted as vacation.

a)
Executive will be paid his regular salary, in accordance with the Company’s established payroll policies, through the earlier of his last day of work or the Termination Date and for any accrued but unused vacation days.

b)
Executive shall be entitled to all vested benefits accrued as of April 30, 2012 under the Company’s retirement plans, including the Non-Qualified Defined Contribution Supplemental Executive Retirement Plan, Equity Incentive Plan and the Pension Restoration Plans.  Any and all payments due and owing to Executive under such plans shall be paid in accordance with and subject to the terms of such plans.

c)
Executive agrees to fully cooperate with the Company and to assist with a smooth transition.  Executive shall perform his job duties and other delegated tasks through the Termination Date in a diligent and satisfactory manner.

2)
Provided Executive agrees to remain employed through the Termination Date, and should the Company decide to terminate his employment prior to the Termination Date for other than cause (gross negligence, gross incompetence, willful refusal without proper reason to perform duties delegated to him, actions adversely affecting the goodwill of the Company or conviction of a crime), the Company will also provide to Executive the following payment and benefits:

a)
Executive shall remain eligible for a bonus under the FYE 2012 Management Incentive Plan (the “Incentive Plan”), subject to the terms of the Incentive Plan and the attainment of applicable performance metrics.  Executive’s bonus under the Incentive Plan, if any, shall be paid at the same time bonus payments are made to the other plan participants in accordance with the terms of the Incentive Plan.

b)
Executive shall be entitled to retain his present Company car (unless destroyed or totaled in the interim, in which case the Company will provide Executive with the insurance proceeds received) and the Company shall take all necessary action to transfer legal title, in its then “as is” condition, and without any warranty guarantee as to its condition, to Executive, effective as of April 30, 2012.  The then value of the car shall be reported as taxable wages and Executive shall make all necessary arrangements with the Company to satisfy any applicable tax withholding requirements.

c)
The Company agrees to pay Executive the amount of Two Hundred Thirty-Six Thousand Six Hundred Forty Dollars ($236,640), less applicable tax withholdings and authorized deductions, payable in accordance with current payroll practices over a period of twelve months (“Severance Pay”).  The first payment will be made in accordance with the Company's normal payroll practices beginning on the next regular payday following the Termination Date.

d)
Provided that Executive signs a general release of the Company (in substance substantially similar to paragraph 3 of this Agreement) within twenty (20) days following the Termination Date, and does not revoke the same, Executive is entitled to the benefits in subsections (i) and (ii) of this paragraph 2d.

(i)
If by April 30, 2013, after exercising reasonable diligence, Executive is not re-employed or self-employed at a compensation level (including base and guaranteed bonuses, inclusive of providing consulting services) of at least One Hundred Sixty Thousand Dollars ($160,000) per year, the Company shall pay Executive the amount of Twenty Thousand Dollars ($20,000) per month, less applicable tax withholding and authorized deductions, for a period of three (3) additional months, through July 31, 2013 (the "First Extension of Severance Pay").  These payments shall be made in accordance with the Company’s normal payroll practices.  To be eligible for any payments in this paragraph, Executive must evidence his reasonable and diligent efforts to find employment or self-employment.

(ii)
If by July 31, 2013, after exercising reasonable diligence, Executive is not re-employed or self-employed at a compensation level (including base and guaranteed bonuses, inclusive of providing consulting services) of at least One Hundred Sixty Thousand Dollars ($160,000) per year, the Company shall pay Executive the amount of Twenty Thousand Dollars ($20,000) per month, less applicable tax withholding and authorized deductions, for a period of three (3) additional months, through October 31, 2013 (the "Second Extension of Severance Pay").  These payments shall be made in accordance with the Company’s normal payroll practices.  To be eligible for any payments in this paragraph, Executive must evidence his reasonable and diligent efforts to find employment or self-employment.

e)
Provided that Executive timely elects continuation coverage under COBRA, and is not otherwise eligible for medical and dental coverage through another employer, the Company will pay the COBRA premium for the current medical, and dental coverage for Executive and his eligible dependents who are enrolled in the Company’s medical, and dental plans for the periods of time during which Executive receives Severance Pay, First Extension of Severance Pay and Second Extension of Severance Pay (as provided in subparagraphs c and d) up to a maximum period of eighteen (18) months from the Termination Date.

f)	Executive shall be entitled to Company paid standard Outplacement Services beginning January 1, 2012 through the Challenger, Gray & Christmas, Inc. Executive Service Program.

g)
Company agrees that any stock options referenced on Schedule A that have not vested as of April 30, 2012 shall accelerate and be deemed to be vested as of April 30, 2012 and that the expiration dates of Executive’s stock options that would, by their terms, expire 90 days after the Termination Date following the termination of Executive’s employment shall be extended and have an outside expiration date of July 29, 2015;  provided, however, that the 17,779 options that have an outside expiration date of February 23, 2014 and the 17,779 options that have an outside expiration date of February 22, 2015 shall continue to have such expiration dates; provided, further that Executive acknowledges that, as a result  of the foregoing, none of the stock options set forth on Schedule A shall be deemed to be incentive stock options. Executive and Company further agree that a list of stock options held by Executive as dated, and their respective outside expiration dates and exercise prices, is set forth as Schedule A and it is further agreed that there will be no further options added during the Executive's employment.   The Company will allow the Executive to use the cash-less exercise option when exercising Executive's stock options.

h)
Executive acknowledges the obligation to comply with the requirements of Section 16b of the Securities Exchange Act of 1934 following the Termination Date and agrees to comply with all Company policies regarding the trading of securities of the Company  for a six month period following the Termination Date or for such longer period as Executive shall be deemed to possess confidential non-public information as to the Company.

i)
If the Board, in its discretion, determines that the Company will make an annual contribution for any participant in the Non-Qualified Defined Contribution Supplemental Executive Plan for FYE 2012, a contribution will also be made for Executive, the amount of which shall be determined on the same basis as was used for the FYE 2011 contribution.

j)	The Company will accurately respond to inquiries regarding Executive's application for unemployment compensation benefits and will not contest Executive's application for unemployment compensation.

k)
If Executive dies or becomes permanently disabled prior to April 30, 2012, all payments and benefits under this Agreement other than Sections 2(a), 2(g) and 2(i) will cease, and the Company will pay to Executive's estate all salary earned through the last day of Executive's employment and the terms of any benefit plan or agreement that would apply to the Executive if such death or disability had occurred immediately prior to the date hereof will control.  In the event the Executive becomes permanently disabled prior to April 30, 2012, the Company will pay the Executive the difference between the Severance Pay earned under Section 2(c) and the disability payments received for the period May 1, 2012 and April 30, 2013. If Executive dies between May 1, 2012 and April 30, 2013, the Company will pay to Executive's estate the unpaid amount of Severance Pay as provided in Section 2c of this Agreement.

Executive and the Company agree that Executive would not be entitled to all the monies and benefits provided in this paragraph 2 of this Agreement except for his execution of this Agreement and the release referenced in paragraph 2d.

3)	In exchange for these payments and benefits, Executive agrees as follows:

a)
By this Agreement, Executive waives and releases any and all claims, actions, and causes of action which Executive has or may have against the Company (as defined above), its employee benefit plans and their respective trustee and fiduciaries, including but not limited to claims arising from or related to Executive’s employment with the Company, whether or not Executive now knows of those claims, actions, and causes of action.  This release includes, but is not limited to, any claims Executive may have for wages, overtime, vacation pay or other benefits; breach of contract; fraud or misrepresentation; Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Wage Payment and Collection Act, or other federal, state, or local laws or common laws; defamation; infliction of emotional distress; breach of the covenant of good faith and fair dealing; negligence; and any attorneys’ fees or other costs or expenses.  Effective as of the date of Executive's execution hereof, this Agreement releases Company from and terminates any contractual obligation to Executive except as specifically set forth herein including without limitation the Second Amended and Restated Key Employee Severance Agreement dated as of December 3, 2008.   The release in this paragraph is intended to be a general release of all claims to the broadest extent permitted by law.

b)
Nothing in this release is intended to or does:  (1) impose any condition, penalty, or other limitation affecting Executive’s right to challenge this Agreement; (2) constitute an unlawful release or waiver of any of Executive’s rights under any laws; (3) waive or release any claim that arises after this Agreement is signed; (4) waive or release Executive’s right to file an administrative charge with any local, state, or federal administrative agency with jurisdiction to receive and investigate Executive’s claims under applicable law, although Executive does waive and release Executive’s right to recover any monetary or other damages under any applicable laws, including but not limited to compensatory damages, punitive damages, liquidated damages, or attorneys’ fees and costs; (5) waive or release Executive’s right to seek a judicial determination of the validity of this release as to Executive’s rights arising under the Age Discrimination in

Employment Act; or (6) prevent or interfere with Executive’s ability or right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

4)
Executive has carefully read and understands all the provisions of this Agreement and understands that important rights are being released.  Executive acknowledges that the Company has advised Executive to consult with counsel before signing this Agreement and that Executive has received the advice of counsel before signing this Agreement.

5)	Executive acknowledges that the confidentiality of the existence and terms of this Agreement is important to the Company and therefore agrees as follows:

The existence and terms of this Agreement shall remain strictly confidential between the Executive and Company.  Executive may disclose the terms to Executive’s attorney, tax advisor and spouse, and Executive will inform individuals to whom he discloses the terms about this confidentiality clause.  The existence and terms otherwise shall not be disclosed to third persons unless required by law, it being specifically acknowledged that the Company may disclose the terms of this Agreement in its SEC filings and as otherwise reasonably determined by counsel to the Company.

6)	Executive will not apply for or accept future employment with the Company.

7)
Executive may direct requests for references and verifications of employment with the Company directly to Mr. Raymond De Hont, any current or former member of the Board of Directors or the Company’s Director of Human Resources.  Requests for references and verifications of employment from any other current employee of the Company must first be coordinated through the Director of Human Resources.

8)
Except for the obligations contained in this Agreement, the Company does not admit that it may be responsible or legally obligated to Executive. In fact, the Company denies that it is responsible or legally obligated to Executive or that it has engaged in any wrongdoing.  Except for the obligations contained in this Agreement, the Executive does not admit that he may be responsible or legally obligated to the Company.  In fact, Executive denies that he is responsible or legally obligated to the Company or that he has engaged in any wrongdoing.

9)
Executive acknowledges that no representations have been made by the Company regarding the taxability of the monies set forth in paragraph 2.  Executive agrees that all payments shall be subject to applicable tax withholdings and authorized deductions.  If Executive fails to do so or any taxing authority alleges that he has failed to do so, Executive agrees and understands that he is fully responsible for any judgments, orders, fines and penalties and he will defend and indemnify the Company for all payments

10)
Except as provided in paragraph 3.b of this Agreement, this Agreement is the entire agreement between Executive and the Company concerning Executive’s employment, except, that Executive’s agreements with respect to the confidentiality of Company information and restrictions on competition and solicitation as signed by Executive on March 4, 2010 and Indemnification Agreement dated October 26, 2011, remain in full force and effect.  It is Executive’s intent to be legally bound by the terms of the Agreement. No amendments, modifications or waivers of this Agreement shall be binding unless made in writing and signed by both Executive and the Company.

11)
In the event any one or more of the provisions (or any parts of provisions) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions (or parts of provisions) of this Agreement shall remain valid and enforceable.

12)	The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13)
This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and to the Executive, his heirs, executors, administrators and personal representatives.

14)
Executive acknowledges that he has been provided this Agreement on November 1, 2011 and given a reasonable period of time of at least twenty-one (21) days to consider the terms of this Agreement and has had an opportunity to consult with counsel of his choice.  Executive agrees that any modifications made to this Agreement, material or otherwise, do not restart or affect in any manner the original consideration period.  If Executive does not timely execute and return this Agreement to the Company by November 23, 2011, or timely revokes this Agreement, Executive will not be entitled to payments and benefits provided under this Agreement.

15)
Executive acknowledges that he may, for a period of seven (7) calendar days following his execution of this Agreement revoke acceptance thereof.  This revocation must be done in writing, and received by Raymond J. De Hont, before the close of business on the 7th day.  This Agreement shall not become effective until the expiration of this 7 day revocation period.

16)
The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code ("Section 409A"), the regulations issued thereunder or any exception thereto.

a)
For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).  Each payment under this Agreement, including each installment payment, shall be treated as a separate payment and Executive shall have no right to designate the date of any payment hereunder.

b)
With respect to any payment subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each such payment is paid on permissible distribution event and at a specified time consistent with Section 409A of the Code.  Accordingly, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom) and payable on account or a separation from service, such payment shall be delayed for a period of six months after the date of separation from service (or, if earlier, the death of the Executive).  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the six (6) month anniversary of the date of the separation from service.  Whether Executive has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

c)
Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges and agrees that the Company shall not be liable for, and nothing provided or contained in this agreement will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A.

17)	Executive hereby acknowledges that Executive

a)	has read this Agreement and understands its provisions;

c)	voluntarily enters into this Agreement, which is contractual in nature and contains a release of all known and unknown claims.

IN WITNESS WHEREOF, Executive and the Company hereby execute this Separation Agreement and General Release.

Dated:	November 22, 2011	/s/ Gary J. Morgan
GARY J. MORGAN

Dated:	November 22, 2011	MET-PRO CORPORATION

		By:	/s/ Raymond J. De Hont

		Its:	President and Chief Executive Officer

SCHEDULE A

Gary J. Morgan

Stock Options, subject to terms of Separation Agreement and General Release

Original Grant Date	Number of Shares that may be acquired upon exercise, per Separation Agreement and General Release	Option Exercise Price per share	Outside Expiration Date, per Separation Agreement and General Release
2/23/04	17,779	$9.6440	2/23/2014
2/22/05	17,779	7.4110	2/22/2015
12/15/05	18,667	9.0375	7/29/2015
12/15/06	20,000	10.8975	7/29/2015
12/10/07	19,500	11.7500	7/29/2015
12/03/08	19,500	11.3450	7/29/2015
12/11/09	19,500	9.6900	7/29/2015
12/17/10	16,094	12.1800	7/29/2015

Note: In the event of any stock split etc (per the specific provisions of the existing stock option agreements), the number of shares and exercise price may be subject to adjustment, pursuant to the provisions of the existing stock option agreements.